UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 17, 2009

Clear Skies Solar, Inc.
(Exact name of registrant as specified in its charter)

Delaware	000-53105	30-0401535
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

200 Old Country Road, Suite 610 Mineola, NY	11501-4241
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (516) 282-7652

N/A
(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On March 17, 2009 (the “Effective Date”), the Board of Directors of Clear Skies Solar, Inc. (the “Company”) approved the Company’s 2009 Equity Incentive Plan (the “Plan”). The purpose of the plan is to (i) retain directors, officers and employees of and consultants and advisors to the Company (ii) to attract new directors, officers, consultants, advisors and employees whose services are considered valuable by the Company, (iii) to encourage the sense of proprietorship towards the Company, and (iv) to stimulate the active interest of such persons in the development and financial success of the Company and its Subsidiaries.

Pursuant to the Plan, which shall have a term of ten years from the Effective Date of the Plan, 2,500,000 shares of the Company’s common stock are reserved for issuance as awards to employees, directors, consultants, and other service providers. The purchase price of each share purchasable under an Incentive Option (as defined in the Plan) shall not be less than 100% of the fair market value of such share on the date the option is granted; provided, however, that with respect to any optionee owning more than 10% of the total combined voting power of all classes of stock of the Company or of any Subsidiary, the purchase price per share shall be at least 110% of the fair market value per share on the date of grant. The purchase price of each share purchasable under a Nonqualified Option (as defined in the Plan) shall not be less than 100% of the fair market value of such share on the date the option is granted. No Option shall be exercisable more than ten years after the date such Option is granted and in the case of an Incentive Option granted to an Optionee who, at the time such Incentive Option is granted, owns more than 10% of the total combined voting power of all classes of stock of the Company or of any Subsidiary, no such Incentive Option shall be exercisable more than five years after the date such Incentive Option is granted.

Item 9.01	Financial Statements and Exhibits.

(c) Exhibits:

10.1	2009 Directors’ Stock Option Plan

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated:    April 9, 2009

CLEAR SKIES SOLAR, INC.

By:	/s/ Ezra Green
Ezra Green
Chairman & Chief Executive Officer